Exhibit 99.1

Carnival Corporation & plc Announces Richard J. Glasier will not seek re-election

MIAMI (Jan. 18, 2023) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK), the world's largest cruise company, announced that Richard J. Glasier has decided he will not stand for re-election to the Boards of Directors of Carnival Corporation and Carnival plc at the 2023 Annual Meetings of Shareholders in April 2023. Glasier has served as independent director on the companies’ Boards since 2004.

“Our sincere gratitude to Richard for being an enduring source of wisdom and guidance throughout the past two decades,” said Micky Arison, Chair of the Boards of Directors of Carnival Corporation & plc. “He has been a steadfast advisor on matters related to our business operations, governance and sustainability. We are grateful for his many contributions in several essential roles throughout his tenure on the Boards."

Glasier’s decision follows the previously announced addition to the Boards of new member Sara Mathew, retired Chair, President, and Chief Executive Officer of Dun & Bradstreet Corp. (DNB), and the retirements of long-time Board member and former President and CEO Arnold Donald and Board member Sir John Parker. With today’s announcement, Carnival Corporation & plc's Boards will be comprised of eleven members as of April 2023, nine of whom are independent directors, four of whom are female and one of whom is ethnically diverse.

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About Carnival Corporation & plc

Carnival Corporation & plc is one of the world's largest leisure travel companies with a portfolio of world-class cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features Carnival Cruise Line, Princess Cruises, Holland America Line, Seabourn, P&O Cruises (Australia), Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.

Additional information can be found on www.carnivalcorp.com, www.carnival.com, www.princess.com, www.hollandamerica.com, www.seabourn.com, www.pocruises.com.au, www.costacruise.com, www.aida.de, www.pocruises.com and www.cunard.com.

Media Contacts:

Jody Venturoni, Carnival Corporation & plc, jventuroni@carnival.com

Ellie Beuerman, LDWW, ellie@ldww.co

Investor Contact:

Beth Roberts, Carnival Corporation & plc, eroberts@carnival.com